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                                                                   EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-13261) pertaining to the UTI Energy Corp. 1993 Non-qualified Stock Option Plan, the First Amendment to Termination Agreement and Release, the UTI Energy Corp. 1996 Employee Stock Option Plan and the UTI Energy Corp. Non-Employee Director Stock Option Plan of our report dated February 28, 1997 (except Note 13, as to which the date is March 24, 1997), with respect to the consolidated financial statements and schedule of UTI Energy Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 1996.


                                              /s/  Ernst & Young LLP

Philadelphia, Pennsylvania
March 26, 1997